EXHIBIT 99.1

NEWS RELEASE
Contact: Brainerd Communicators, Inc.
Jennifer Gery (media)
Mike Smargiassi (investors)
212.986.6667
investor.relations@glenayre.com
Glenayre Technologies Announces Letter of Intent to Acquire AAV Regency
Plans to Acquire Australia’s Leading DVD/CD Manufacturer and Distributor
Reflects Global Expansion Strategy
NEW YORK—March 1, 2006—Glenayre Technologies, Inc. (NASDAQ: GEMS) today announced that Entertainment Distribution Company, LLC (“EDC”) has entered into a non-binding Letter of Intent and Exclusivity Agreement to acquire Australian DVD/CD manufacturer and distributor AAV Regency (AAVR). The Letter of Intent provides for a 90-day exclusivity period during which AAVR will negotiate exclusively with EDC with regard to an acquisition. The transaction is subject to customary conditions, including due diligence, financing, satisfaction of closing conditions, and negotiation of a definitive agreement. Additional terms were not disclosed pending execution of a definitive agreement.
AAVR is the second largest overall and largest independent DVD and CD manufacturer and distributor in Australia with state-of-the-art facilities located outside Sydney and Melbourne. The company provides a seamless and comprehensive suite of services to over 270 clients including authoring, manufacturing, mastering, printing, and inventory, logistics and distribution management for DVD and CD, with DVD manufacturing accounting for roughly 75 percent of the mix. AAVR has an extensive base of both domestic and international clients including: Buena Vista, Columbia Tri-Star & MGM, Fox, Madman and Reader’s Digest.
Clarke Bailey, Chairman and Chief Executive Officer of Glenayre Technologies stated, “This is a key step in our strategy to fully unlock the growth potential of EDC to the benefit of our shareholders. We anticipate that the addition of AAVR would increase EDC’s cash flow from operations, excluding capital expenditures, by at least 25 percent on an annual basis, while building on EDC’s position as one of the leading global supply chain services companies to the entertainment industry.”
Jim Caparro, President and Chief Executive Officer of EDC said, “As the leading independent DVD replicator in Australia, AAVR represents an outstanding strategic fit for us. This acquisition is in line with our vision to expand EDC’s global footprint and breadth of business. In AAVR we will gain a proven operating management team that has built a long-term client base and an excellent reputation for both quality production and customer service. We will expand our business into a new geographic market and diversify our client and product mix, while pursuing a host of opportunities to drive efficiencies, expand capacity and pursue additional clients.”
Glenayre will host a conference call to discuss its fourth quarter and year-end 2005 financial results and today’s announcement on March 7, 2006 at 9:00 a.m. ET. To access the conference call, please dial 973-935-8599 and reference pass code 6973169. A live webcast of the conference call will also be available on the Company’s corporate Web site, located at www.glenayre.com. A replay of the conference call will be available through Tuesday, March 14, 2006, at midnight ET. The replay can be accessed by dialing 973-341-3080. The pass code for the replay is 6973169.
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About EDC
Entertainment Distribution Company, a division of Glenayre Technologies, Inc. (NASDAQ: GEMS), manufactures and distributes pre-recorded entertainment products, including CDs and DVDs, for music labels, motion picture studios and other entertainment providers. EDC’s premier customer is Universal Music Group, the world leader in music sales.
About Glenayre Technologies
Comprised of two divisions, Glenayre Technologies (NASDAQ: GEMS) is a global provider of messaging solutions through the Glenayre Messaging business and entertainment products through Entertainment Distribution Company, LLC (EDC). Headquartered in Atlanta, GA, Glenayre Messaging is an international supplier of next-generation messaging solutions and enhanced services for wireless and wireline carriers and MSO/cable companies. Glenayre Messaging provides solutions for voice, fax and e-mail messaging, including voice mail, video mail, multimedia messaging (MMS), and short message service (SMS). Entertainment Distribution Company is the largest provider of pre-recorded entertainment products, including CDs and DVDs, for Universal Music Group, the world leader in music sales. Headquartered in New York, EDC’s operations include manufacturing and distribution facilities throughout North America and in Hanover, Germany. For more information, please visit www.glenayre.com.
Safe Harbor Statement
This news release contains statements that may be forward looking within the meaning of applicable securities laws. The statements include statements regarding the potential acquisition of AAVR, and are based upon the Company’s current forecasts, expectations and assumptions, which are subject to a number of risks and uncertainties that could cause the actual outcomes and results to differ materially. Some of these risks and uncertainties are discussed in the Company’s most recently filed Annual Report on Form 10-K and the Company’s most recently filed Quarterly Report on Form 10-Q. These factors include, but are not limited to the potential inability to enter into a definitive agreement prior to expiration of the exclusivity period, the potential failure to close the transaction after a definitive agreement is entered into and the Company’s potential inability to receive the anticipated benefits from the proposed transaction. The Company assumes no obligation to update any forward-looking statements and does not intend to do so.
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